Exhibit 4.12

Execution Version

PURCHASE AGREEMENT

This Purchase Agreement (the “Agreement”) is made and entered into as of May 18, 2016 by and between:

Mazor Robotics Ltd., a company incorporated under the laws of the State of Israel (the “Company”), and

Covidien Group S.a.r.l., a company incorporated under the laws of Grand Duchess of Luxembourg (the “Investor”).

RECITALS

A.          The Board of Directors of the Company (the “Board”) has (i) determined that it is in the best interests of the Company to enter into, deliver and perform this Agreement and the transactions contemplated hereby, including raising capital by means of issuance of Company Shares, and (ii) approved this Agreement and the transactions contemplated hereby.

B.          The Investor wishes to purchase from the Company, and the Company wishes to issue and sell to the Investor, the Purchased ADSs (as defined herein) in consideration for certain investments by Investor, under the terms and conditions of this Agreement.

C.           The Company and the Investor wish to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

 DEFINITIONS

1.1           Definitions.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

(a)      “Affiliate” (and words of similar import) shall mean as set forth in Rule 405 promulgated under the Securities Act.

(b)      “Agreement” shall have the meaning set forth in the preamble of this Agreement.

(c)      “Anti-Bribery Laws” shall have the meaning set forth in Section 3.17(c) hereof.

(d)      “Articles” shall have the meaning set forth in Section 3.1(b).

(e)      “Board” shall have the meaning set forth in the recitals to this Agreement.

(f)      “Business Day” shall mean each day that is not a Saturday, Sunday or any other day on which banking institutions in Tel Aviv or Minneapolis are authorized or obligated to close.

(g)      “Code” shall mean the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(h)      “Company” shall have the meaning set forth in the preamble to this Agreement.

(i)       “Company ADSs” shall mean American Depositary Shares issued pursuant to the Deposit Agreement (as defined below), each representing two (2) Company Shares.

(j)      “Company Employee Plan” shall mean Company’s (i) “employee benefit plan” (as defined in Section 3(3) of ERISA) and (ii) other bonus, stock option, stock purchase or other equity‑based, benefit, incentive compensation, profit sharing, savings, retirement, disability, vacation (entitlement and accrual), sick days (entitlement and accrual), deferred compensation, severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plan, program, agreement, contract, written policy or binding arrangement (whether or not in writing), in each case maintained or contributed to for the benefit of any current or former employee, officer or director of the Company, any of its Subsidiaries.

(k)      “Company Group” shall mean collectively, the Company and its Subsidiaries.

(l)      “Company Intellectual Property” shall mean any and all Intellectual Property (including Company Registered Intellectual Property) and Intellectual Property Rights that are owned by, licensed to, or otherwise controlled or used by the Company or any member of the Company Group.

(m)     “Company Options” shall mean all issued and outstanding options (including commitments to grant options) and all other rights (or commitments to grant such rights) to purchase or otherwise acquire Company Shares or any other Company securities, in each case from the Company (whether or not vested).

(n)      “Company Products” shall mean Company’s Renaissance System.

(o)      “Company Shares” shall mean the Ordinary Shares, par value NIS 0.01 per share, of the Company.

(p)     “Contract” shall mean any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, bond, indenture, option, warranty, purchase order, license, sublicense, benefit plan, obligation, commitment or undertaking of any nature.

(q)      “Confidential Information” shall mean all confidential or proprietary information and data of the Disclosing Party or its Affiliates, disclosed, delivered, furnished or otherwise made available to the Receiving Party or its Representatives in connection with this Agreement, whether disclosed before or after the date of this Agreement and whether disclosed, delivered, furnished or made available electronically, orally or in writing or through other methods to the Receiving Party or its Representatives. Notwithstanding the foregoing, for purposes of this Agreement, Confidential Information will not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by a Receiving Party or its Representatives in breach of this Agreement, (ii) was within a Receiving Party’s possession prior to it being furnished to such Receiving Party by or on behalf of a Disclosing Party pursuant hereto, provided that the source of such information was not known to such Receiving Party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party or any other person with respect to such information, (iii) becomes available to a Receiving Party on a non-confidential basis from a source other than the Disclosing Party or any of its Representatives, provided that such source was not known to such Receiving Party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party or any other person with respect to such information, (iv) is independently developed by a Receiving Party or its Representatives without the use of any Confidential Information or (v) is generally made available to third parties by a Disclosing Party without restriction on disclosure.

(r)      “control” (including the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

(s)      “Deposit Agreement” shall mean the Deposit Agreement signed in May , 2013, among the Company, the Depositary and the owners and holders of Company ADSs from time to time, as such agreement may be amended or supplemented from time to time.

(t)      “Depositary” shall mean The Bank of New York Mellon, as Depositary under the Deposit Agreement.

(u)      “Disclosing Party” shall mean the party disclosing or making available Confidential Information (either directly or indirectly through such party’s Representatives) to the Receiving Party or the Receiving Party’s Representatives.

(v)      “Disclosure Schedule” shall have the meaning set forth in Article III.

(w)     “ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

(x)      “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

(y)      “Form 20-F” shall mean Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2015, filed by the Company with the SEC on May 2, 2016.

(z)      “fully diluted and as converted basis” shall mean all issued and outstanding Company Shares and other Company securities, assuming (i) the issuance of all securities issuable upon conversion into Company Shares of any outstanding convertible securities or loans, (ii) the exercise of all outstanding warrants and options, and other rights (or promises or undertakings to grant such rights) to subscribe for or acquire Company Shares or any securities exchangeable for Company Shares deemed converted or exercised, as the case may be, at their existing conversion/exercise prices, all on an as-converted basis (including any Company Shares issuable as a result of any anti-dilution provisions).

(aa)    “IRS” shall mean the United States Internal Revenue Service or any successor thereto.

(bb)   “ITA” shall mean the Israel Tax Authority.

(cc)    “IFRS” shall mean International Financial Reporting Standards.

(dd)   “Indebtedness” shall mean any principal, interest, premiums, fees, indemnifications, reimbursement, penalties, damages and other liabilities payable under the documentation governing any such indebtedness, in respect of all indebtedness of the Company Group for money borrowed from third parties, including (i) any obligation of, or any obligation guaranteed by, any member of the Company Group for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other instruments, (ii) all indebtedness of the Company Group due and owing with respect to letters of credit, surety bond, performance bond or other guarantee of contractual performance, (iii) any deferred payment obligation of, or any such obligation guaranteed by, any member of the Company Group for the payment of the purchase price of property or assets evidenced by a note or similar instrument, (iv) obligation of any member of the Company Group under interest rate and currency swaps, caps, floors, collars or similar agreements or arrangements intended to protect the Company Group against fluctuations in interest or currency rates.

(ee)    “Intellectual Property” shall mean all worldwide, whether common law or statutory, rights in (i) all patents and patent applications; (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights; (iii) trademarks, trade names, logos, trade dress, domain names and service marks; (iv) analogous rights to those set forth above, (v) rights in computer programs (whether in source code, object code, or other form) and databases, (vi) trade secrets (as defined by Legal Requirements), and (vii) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable).

(ff)      “Investor” shall have the meaning set forth in the preamble.

(gg)    “ISA” shall mean the Israeli Securities Authority.

(hh)    “Israeli Securities Law” shall mean the Israeli Securities Law, 5728-1968 and the rules and regulations promulgated thereunder.

(ii)      “knowledge” or “known” shall mean, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter gained with respect to the Company Group, by the officers listed in Item 6 of the Form 20-F as “Senior Management” directors and only with respect to the representations set forth on Sections 3.7, 3.10, 3.11, 3.12, 3.13, 3.14, 3.15, 3.17 and 3.18, also the financial officers of the Company (the individuals specified above are collectively referred to herein as the “Entity Representatives”).  Any such individual or Entity Representative will have or be deemed to have knowledge of a particular fact, circumstance, event or other matter if (i) such fact, circumstance, event or other matter is actually known to such individual or Entity Representative or is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual or Entity Representative) in, or that have been in, the possession of such individual or Entity Representative, or (ii) such individual or Entity Representative, when taking into account its, his or her position and responsibilities, would reasonably be expected to become aware of such fact or other matter in the course of such applicable individual or Entity Representative conducting such reasonable inquiry.

(jj)      “Legal Requirements” shall mean any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and, with respect to any Person, any orders, writs, injunctions, awards, judgments and decrees applicable to such Person or such Person’s Subsidiaries or to any of their respective assets, properties or businesses.

(kk)    “Liability” shall mean, with respect to the Company Group, any liability or obligation that is or should be recorded on the Company’s balance sheet as of the date hereof and in accordance with IFRS.

(ll)      “Lien” shall mean any mortgage, pledge, assessment, security interest, lease, lien, easement, covenant, condition, restriction, levy, charge, option, restriction or other encumbrance of any kind, any conditional sale Contract, title retention Contract, voting Contract or Contract relating to the registration, sale or transfer (including Contracts relating to rights of first refusal, co-sale rights or “drag-along” rights) of any capital stock of any member of the Company Group, or other Contract that give rise to any of the foregoing.

(mm)   “Material Adverse Effect” means any event, change, circumstance, condition, state of facts, effect or other matter, individually or collectively with one or more other events, changes, circumstances, conditions, state of facts, effects or other matters, that have had, or reasonably would be expected to have, a material adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate timely the transactions contemplated by this Agreement.

(nn)    “Nasdaq” shall mean the Nasdaq Global Market.

(oo)    “Nominee” - shall mean Mizrahi Tefahot Nominee Company Ltd.

(pp)    “OCS” means the Israeli National Authority for Technological Innovation, formerly known as the Office of Chief Scientist of the Israeli Ministry of Economy of the State of Israel.

(qq)    “Option Plans” shall mean each share option plan, program or arrangement of the Company Group, as amended from time to time, all of which are listed in the Form 20-F.

(rr)      “Person” shall mean an individual, a corporation, a partnership, an association, a trust, an enterprise or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(ss)    “Receiving Party” means the party receiving Confidential Information (either directly or indirectly through such party’s Representatives) from the Disclosing Party or the Disclosing Party’s Representatives.

(tt)     “Registered Intellectual Property” shall mean Intellectual Property and Intellectual Property Rights that have been registered, applied for, filed, certified or otherwise perfected, issued, or recorded with or by any state, government or other public or quasi-public legal authority and is pending or is in effect and unexpired as of the date hereof, together with any divisions, continuations, renewals, reissuances and extensions of the foregoing, as applicable.

(uu)   “Related Agreements” shall mean the Exclusive Lead Sharing and Distribution Agreement and any and all other agreements, instruments, certificates or other documents delivered by the Company in connection with the consummation of the transactions contemplated hereby or thereby.

(vv)   “Representatives” means, as to any Person, its Affiliates and its and their respective directors, officers, employees, agents, attorneys, accountants and financial advisors.

(ww)  “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(xx)     “SEC” shall mean the United States Securities and Exchange Commission.

(yy)    “Securities Act” shall mean the United States Securities Act of 1933, as amended.

(zz)     “Subsidiary” shall mean, with respect to any Person, any other Person of which more than 50% of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors, or of other Persons performing similar functions, of such other Person is directly or indirectly owned or Controlled by such Person, by one or more of such Person’s Subsidiaries or by such Person and any one or more of such Person’s Subsidiaries.

(aaa)   “TASE” shall mean Tel Aviv Stock Exchange Ltd.

(bbb) “Tax”, whether or not used as a capitalized term, shall mean any federal, state, local, or foreign income, corporate, gross receipts, franchise, estimated, sales, use, transfer, registration, value added, excise, severance, stamp, occupation, premium, customs duty or fee, other import duty or fee, real property, personal property, capital stock, social security, employment and unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing or assessed by a Governmental Entity.

(ccc)   “Tax Returns” shall have the meaning set forth in Section 3.11(c) hereof.

(ddd)  “Trading Day” shall mean any day on which the Nasdaq operates.

(eee)  “Trading Price” shall mean, with respect to any particular date, the volume weighted average of the closing price of the Company ADSs (Ticker – MZOR) as quoted on the Nasdaq over the 20 Trading Days ending immediately prior to such date.

(fff)     “Transfer Agent” shall mean Bank Leumi Le Israel Ltd. - Israeli/dual listed securities operation, capital markets division.

(ggg)  “Warranty Obligations” shall mean all written warranties, guarantees and written warranty policies of the Company in respect of any of the Company’s Products.

1.2           Other Terms.  Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meanings throughout this Agreement.

1.3           Other Definitional Provisions.

(a)       The words “herein,” “hereof,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)      The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)       Unless otherwise noted, all references to “$” shall be references to U.S. dollars.

ARTICLE II

SALE AND PURCHASE OF SECURITIES

2.1          Sale and Purchase of the Initial ADSs.  At the Initial Closing and subject to the terms and conditions of this Agreement, the Company will issue and sell to the Investor, and the Investor will purchase from the Company, 1,042,992 Company ADSs (the “Initial ADSs”) such that immediately following the issuance thereof, the Company Shares underlying such Initial ADSs will represent four percent (4%) of the issued and outstanding Company Shares on a fully diluted and as converted basis, for consideration per each Initial ADS equal to the Trading Price as of the date of this Agreement (the “Initial Price Per ADS”).

2.2           Initial Closing.  The consummation of the issuance and sale of the Initial ADSs shall take place within three Business Days after the execution of this Agreement, at the offices of Meitar Liquornik Geva Leshem Tal Law Offices, 16 Abba Hillel Rd., Ramat-Gan, Israel or such other location or date as the parties hereto shall mutually agree in writing (the “Initial Closing”).  All transactions occurring at the Initial Closing shall be deemed to take place simultaneously and no transactions shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered (the date on which the Initial Closing shall occur shall be referred to herein as the “Initial Closing Date”).

2.3           Investor’s Deliveries at the Initial Closing.  At the Initial Closing, the Investor shall transfer or deliver, or cause to be transferred or delivered to the Company, the following:

(a)       By wire transfer of immediately available funds to an account designated by the Company in writing prior thereto, an amount equal to the product of the Initial Price Per ADS and the Initial ADSs; and

(b)      A Counterpart of the Exclusive Lead Sharing and Distribution Agreement between the Company and Medtronic Navigation, Inc. in the form attached hereto as Exhibit A (the “Exclusive Lead Sharing and Distribution Agreement”), duly executed by Medtronic Navigation, Inc.

2.4           Company’s Deliveries at the Initial Closing.  At the Initial Closing, the Company shall deliver, or cause to be delivered, to the Investor the following:

(a)      A certificate, dated as of the Initial Closing Date, duly executed on behalf of the Company by its Chief Executive Officer certifying(i)that all conditions set forth in Section 2.5 have been satisfied, (ii) theaggregate number of Company Shares, Company ADSs and Company Shares underlying all options, warrants and other rights to purchase Company Shares, in each case outstanding immediately prior to the Initial Closing, and (iii) the Initial Price Per ADS;

(b)       A certificate, dated as of the Initial Closing Date, duly executed on behalf of the Company by its Secretary certifying (i) the resolutions of the Board approving the entering into this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, including without limitation, the issuance and sale of the Initial ADSs, the Deferred ADSs and the Option ADSs, in each case subject to the terms and conditions herein, (ii) the reservation of such number of Company ADSs necessary from time to time to enable the issuance of the Initial ADSs, Deferred ADSs and Option ADSs, and (ii) the name, title, incumbency and signatures of the officers authorized to execute on the Company’s behalf this Agreement and the Related Agreements to which the Company is party;

(c)      A duly executed share certificate representing such number of the Company Shares required for the issuance of the Initial ADSs registered in the name of the Nominee (the “Initial Company Shares Certificate”);

(d)      A duly executed irrevocable letter of instructions from the Company, addressed to the Nominee and to the Transfer Agent, in the form to be reasonably agreed between the parties hereto, instructing the Nominee and the Transfer Agent to convert the Company Shares represented by the Initial Company Shares Certificate, using the Depositary, into the Initial ADSs and to deposit the Initial ADSs into an account designated by the Investor in writing prior thereto;

(e)       A written opinion from legal counsel to the Company dated as of the date hereof and addressed to the Investor, in the form attached hereto as Exhibit B;

(f)       Certificates of good standing of each the Company’s Subsidiaries to the extent that the jurisdiction of such Subsidiary recognizes the concept of good standing;

(g)      A copy of the TASE’s approval for the issuance of the Company’s Shares underlying the Initial ADSs; and

(h)      A counterpart of the Exclusive Lead Sharing and Distribution Agreement, duly executed by the Company.

2.5          Conditions to the Initial Closing. The Investor’s obligation to consummate the transactions contemplated at the Initial Closing is subject to the satisfaction and fulfillment, prior to or on the Initial Closing Date, of each of the following conditions precedent (any or all of which may be waived, in whole or in part, by the Investor, which waiver shall be at the sole discretion of the Investor):

(a)      The representations and warranties of the Company in this Agreement and the Related Agreements shall be true and correct as of the Initial Closing Date (except for representations and warranties that address matters only as of a specified date, which representations and warranties shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) with respect to such specified date) as though such representations and warranties were made on and as of such date.

(b)       No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of any of the transactions contemplated hereby or in any of the Related Agreements shall be in effect, nor shall any action have been taken by any Governmental Entity seeking any of the foregoing, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to any of the transactions contemplated hereby or in any of the Related Agreements that makes the consummation of any of such transactions illegal.

(c)       From the date hereof through the Initial Closing, there will have been no Material Adverse Effect.

(d)      Company shall have performed and complied with all covenants, agreements and undertakings set forth in this Agreement and the Related Agreement required to be performed and complied with by it at or prior to the Initial Closing and has delivered each of the agreements, instruments and other documents set forth in Section 2.4.

2.6           Deferred and Option Closing.

(a)      At the Deferred Closing and subject to the terms and conditions of this Agreement, the Company will issue and sell to the Investor, and the Investor will purchase from the Company, such number of Company ADSs (the “Deferred ADSs”) such that immediately following the issuance thereof, the Company Shares underlying such Deferred ADSs, jointly with the Company Shares underlying the Initial ADSs, will represent ten percent (10%) of the issued and outstanding Company Shares on a fully diluted and as converted basis, for consideration per each Deferred ADS equal to the Trading Price as of the Deferred Closing Date (the “Deferred Price Per ADS” and the resulting aggregate consideration for all Deferred ADSs, the “Deferred Purchase Price”).

(b)      The consummation of the issuance and sale of the Deferred ADSs shall take place within three Business Days following the expiration of 20 Trading Days following the first public announcement by the Company on or after July 1, 2016, of the MazorX System (as such term is defined in the Distribution and Lead Share Agreement) (the “2016 July Unveiling Event”), provided that at the time of such public announcement, it is reasonably expected, based on information provided by the Company and other available information, that the Company will achieve a Demo Installation Date (as such term is defined in the Distribution and Lead Share Agreement) of by September 30, 2016 (the “Deferred Closing”). The Company shall notify the Investor in writing at least five (5) Business Days in advance of the first public announcement by the Company of the 2016 July Unveiling Event (the date on which the Deferred Closing shall occur is referred to herein as the “Deferred Closing Date”).

(c)      During the first 21 Trading Days of Distribution Year 1 (as defined in the Exclusive Lead Sharing and Distribution Agreement) (the “Option Notice Period”), the Company may provide to the Investor written notice of its decision to issue and sell to the Investor, and the Investor shall be obligated to purchase from the Company, such number of Company ADSs (the “Option ADSs” and collectively with the Deferred ADSs and the Initial ADSs (or any of them, in the event that not all of them are eventually purchased by the Investor), the “Purchased ADSs”), such that immediately following the issuance and sale thereof to the Investor, the Company Shares underlying such Option ADSs, jointly with the Company Shares underlying the Initial ADSs and the Deferred ADSs, will represent fifteen percent (15%) of the issued and outstanding Company Shares on a fully diluted and as converted basis, in consideration per each Option ADS equal to the Trading Price as of the Option Period Expiry Date (as defined below) (the resulting aggregate consideration for all Option ADSs, the “Option Purchase Price”).

(d)      The consummation of the issuance and sale of the Option ADSs (the “Option Closing”) shall take place within five (5) Business Days following expiration of the first 21 trading Days of Distribution Year 1 (the “Option Period Expiry Date”, and the date on which the Option Closing shall occur is referred to herein as the “Option Closing Date”).

(e)       Notwithstanding the foregoing, to the extent that either the Deferred Purchase Price or the Option Purchase Price computed as set forth in Section 2.6(a) or 2.6(c) (as applicable) will exceed US$20,000,000, then the Investor shall have the right, in its sole discretion, to determine that the number of Deferred ADSs and/or Option ADSs (as applicable) to be issued and sold at the Deferred Closing or the Option Closing (as applicable) will be reduced such that the aggregate Deferred Purchase Price and/or Option Purchase Price (as applicable) will be equal to US$20,000,000, provided, however, that following the issuance of the Deferred ADSs or Option ADSs, Investor’s percentage holding of the issued and outstanding Company Shares will not exceed the thresholds set forth in Section 2.6(a) with respect to the Deferred ADSs and Section 2.6(c) with respect to the Option ADSs.

(f)       Investor’s obligation to consummate the transactions contemplated at each of the Deferred Closing and Option Closing is subject to the satisfaction and fulfillment, prior to or at the Deferred Closing Date or the Option Closing Date (as applicable), of each of the following conditions precedent (any or all of which may be waived, in whole or in part, by the Investor, which waiver shall be at the sole discretion of the Investor):

(i)        The representations and warranties of the Company in this Agreement and the Related Agreements shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) as of the Deferred Closing Date or the Option Closing Date (as applicable) (except for representations and warranties that address matters only as of a specified date, which representations and warranties shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) with respect to such specified date) as though such representations and warranties were made on and as of such date.

(ii)       The Company shall have performed and complied in all material respects with all of its covenants, agreements and undertakings set forth in this Agreement and the Related Agreements required to be performed and complied with by it at or prior to the Deferred Closing or Option Closing (as applicable) and has delivered each of the agreements, instruments and other documents set forth in Section 2.6(g).

(iii)      No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated at the Deferred Closing or the Option Closing (as applicable) shall be in effect, nor shall any action have been taken by any Governmental Entity seeking any of the foregoing, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to any of the transactions contemplated at the Deferred Closing or the Option Closing (as applicable) that makes the consummation of such transactions illegal.

(iv)      From the date hereof through the Deferred Closing and Option Closing (as applicable), there will have been no Material Adverse Effect.

(v)       With respect to the Deferred Closing, the occurrence of the 2016 July Unveiling Event by no later than July 12, 2016, with an option of the Company to extend it by up to a further 30 days.

(vi)      With respect to the Option Closing, the consummation of the Deferred Closing.

(g)       At the Deferred Closing and the Option Closing (as applicable), the following transactions shall occur, all of which shall be deemed to have taken place simultaneously and no transactions shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

(i)        The Investor shall transfer, or cause to be transferred, by wire transfer of immediately available funds to an account designated by the Company in writing prior thereto, the Deferred Purchase Price and/or the Option Purchase Price (as applicable); and

(ii)       The Company shall deliver, or cause to be delivered, to the Investor the following:

(1)      A certificate, dated as of the Deferred Closing Date or the Option Closing Date (as applicable), duly executed on behalf of the Company by its Chief Executive Officer certifying (i) that all conditions set forth in Section 2.6(f) have been satisfied, (ii) the aggregate number of Company Shares, Company ADSs and Company Shares underlying all options, warrants and other rights to purchase Company Shares, in each case outstanding immediately prior to the Deferred Closing or the Option Closing (as applicable), and (iii) the Deferred Price Per ADS or the Option Price Per ADS (as applicable);

(2)       A copy of the TASE’s approval for the issuance of the Company Shares underlying the Deferred ADSs or the Option ADSs (as applicable); and

(3)      A duly executed share certificate representing such number of Company Shares required for the issuance of the Deferred ADSs or the Option ADSs (as applicable), registered in the name of the Nominee (the “Deferred Company Shares Certificate” or the “Option Company Shares Certificate”, as applicable).

(4)      A duly executed letter of instruction from the Company, addressed to the Nominee and to the Transfer Agent, in the form to be reasonably agreed between the parties hereto instructing the Nominee and the Transfer Agent to convert the Company Shares represented by the Deferred Company Shares Certificate or the Option Company Shares Certificate, as applicable, using the Depositary, into the Deferred ADSs or the Option ADSs and to deposit the Deferred ADSs or the Option ADSs into an account designated by the Investor in writing prior thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures set forth in the disclosure schedule attached hereto as Exhibit C (the “Disclosure Schedule”) (each of which disclosures, shall clearly indicate the Section and, if applicable, the Subsection of this ARTICLE III to which it relates (unless and only to the extent that the relevance to other representations and warranties is readily apparent from the actual text of the disclosures), and each of which disclosures shall also be deemed to be representations and warranties made by the Company to the Investor under this ARTICLE III) and except as otherwise disclosed or incorporated by reference in the Form 20-F or Company’s other reports and forms filed with or furnished to the SEC under the Exchange Act after December 31, 2015 but other than any such disclosures (i) contained under the captions “Risk Factors” or “Forward Looking Statements” or (ii) that are predictive, cautionary, forward looking in nature or based on Company’s beliefs or knowledge (it being acknowledged and agreed that this exclusion shall not apply to any representations or warranties set forth in Sections 3.1, 3.2, 3.4, 3.5, 3.6, 3.10, 3.20 and 3.21), the Company hereby represents and warrants to the Investor as follows:

3.1           Organization of the Company

(a)       Each member of the Company Group is a corporation duly organized, validly existing and, to the extent that such jurisdiction recognizes the concept of good standing, is in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite power and authority to own its properties and to carry on its business as currently conducted.  Each member of the Company Group is duly qualified or licensed to do business and, to the extent that such jurisdiction recognizes the concept of good standing, is in good standing as a foreign corporation or business entity in each jurisdiction in which the failure to be so qualified or licensed would reasonably be expected to be material to the business of the Company Group as a whole.

(b)       The Company made available to the Investor a true and correct copy of its Articles of Association, as in effect on the date hereof (the “Articles”), and a complete and correct copy of the equivalent organizational documents of each of its Subsidiaries, each as in effect on the date hereof.  The Articles and equivalent organizational documents of each such Company’s Subsidiaries are in full force and effect.  No member of the Company Group is in violation of any of the provisions of the Articles or such other organizational documents, as the case may be.

3.2           Company Capital Structure.

(a)      The registered share capital of the Company is NIS 7,500,000 divided into 750,000,000 Company Shares, of which 42,524,280 Company Shares are issued and outstanding as of the date hereof and of which 20,319,698 Company Shares are represented by 10,159,849 Company ADSs.  No Company Shares or Company ADSs are dormant shares nor held in treasury by any Person. All outstanding Company Shares and Company ADSs were duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles or any agreement to which the Company is or was a party or by which it is or was bound, that were not waived.  All outstanding Company Shares, Company ADSs and Company Options have been issued in compliance with all applicable Legal Requirements.  There are no declared or accrued but unpaid dividends with respect to any Company Shares.  Except for proxies given by beneficial holders of Company Shares holding such shares through brokers, authorizing their brokers to vote such Company Shares and except for the Deposit Agreement, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting shares of any member of the Company Group to which the Company is a party or by which it is bound.  There are no agreements to which any member of the Company Group is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any capital stock of any member of the Company Group.

(b)      The Purchased ADSs and the underlying Company Shares (the “Underlying Purchased Shares” and collectively with the Purchased ADSs, the “Purchased Securities”) have been duly authorized and, when issued, delivered and paid for in the manner set forth in this Agreement will be validly issued, fully paid, non-assessable, free and clear of all Liens (except for Liens contemplated by this Agreement, the Related Agreements or the Deposit Agreement or arising under applicable securities laws).  The Purchased Securities will have the rights, preferences, privileges and restrictions set forth in the Articles and in the Deposit Agreement, as may be amended from time to time. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby will not obligate the Company to issue Company Shares or Company ADSs or other securities to any other person or entity and will not result in the adjustment of, or give rise to a right to adjust, the exercise, conversion, exchange or reset price or any other term of any outstanding security of the Company or any other member of the Company Group. The Company does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect giving any person or entity the right to receive or purchase any equity interest in the Company upon the occurrence of certain events.

(c)      True, correct and complete copies of each Option Plan, and the forms of all Contracts and instruments relating to or issued under each Option Plan have been made available to the Investor, and there are no agreements, understandings or commitments to amend, modify or supplement such plans or Contracts. Except for the Option Plans attached to the Form 20-F as exhibits (including by way of incorporation by reference), no member of the Company Group has adopted, sponsored or maintained any stock option plan or any other plan, agreement or arrangement providing for equity compensation to any Person. The Company has reserved an aggregate amount of 8,910,732 Company Shares for issuance under the Option Plans upon the exercise of Company Options, of which: (i) 2,006,085 Company Shares are subject to vested, outstanding and unexercised Company Options, as of the date hereof; (ii) 5,533,233 Company Shares are subject to unvested, outstanding, unexpired and unexercised Company Options; and (iii) 1,371,414 Company Shares remain available for future issuance thereunder.

(d)      Other than as set forth inSections 3.2(a) and 3.2(c), and except for such securities of its Subsidiaries held by the Company as listed in Section 3.3 of the Disclosure Schedule (and except as contemplated by this Agreement), there are no (i) securities of any member of the Company Group authorized, convertible into or exchangeable for shares of capital stock or voting securities of any member of the Company Group, (ii) options, warrants, calls, rights, convertible securities or other rights to acquire from any member of the Company Group, and no obligation of any member of the Company Group to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, now or in the future, any share capital, voting securities or securities convertible into or exchangeable for share capital or voting securities of any member of the Company Group, and (iii) equity equivalents, phantom or notional equity interests, interests in the ownership, earnings or price per security of any member of the Company Group or other similar rights.

(e)      No bonds, debentures, notes or other Indebtedness of any member of the Company Group (i) granting the holder thereof the right to vote on any matters on which shareholders may vote (or which is in convertible into, or exchangeable for, securities having such right) or (ii) the value of which is based upon or derived from capital or voting share capital of the Company, are issued or outstanding as of the date hereof.

(f)      No member of the Company Group has agreed, is obligated to make, or is bound by any Contract under which it may become obligated to, make any future investment in, or capital contributions to, any Person (other than to a member of the Company Group).

3.3           Subsidiaries.  Section 3.3 of the Disclosure Schedule lists each of the Company’s Subsidiaries as of the date hereof, the jurisdiction of incorporation or formation of each such Subsidiary, the authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of the Company.  Except as provided for in Section 3.3 of the Disclosure Schedule concerning the Company’s Subsidiary in Singapore, all outstanding shares of the capital stock of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid, non-assessable and were issued in compliance with all applicable Legal Requirements, and all such shares are owned by the Company, beneficially and of record, in each case, free and clear of all Liens. Neither the Company nor any of its Subsidiaries own, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable for, any equity or similar interest in, any Person (other than a member of the Company Group).

3.4           Authority.

(a)      The Company has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated by this Agreement and the Related Agreements.  The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated by this Agreement and the Related Agreements have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and consummate the transactions contemplated hereby and thereby.

(b)      The Board, by resolutions duly adopted at a duly held meeting (and not thereafter modified or rescinded) by the vote of the Board, has unanimously (i) determined that it is in the best interests of the Company to enter into, deliver and perform this Agreement and the transactions contemplated hereby; and (ii) approved and adopted this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.

(c)      This Agreement and each of the Related Agreements to which the Company is a party has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes a valid and binding obligation of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to (i) applicable Legal Requirements relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or (ii) applicable equitable principles, rules of law governing specific performance, injunctive relief or other equitable remedies (whether considered in a proceeding at law or in equity).

3.5           No Conflicts. The execution, delivery and performance by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) any law, rule, regulation, order, judgment or decree applicable to any member of the Company Group or by which any of its material properties is bound or affected, or (iii) any Contract to which it is a party. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, will not result in the creation of any Lien on any of the properties or assets of any member of the Company Group.

3.6           Consents.

The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not require the Company to obtain or make any consent, waiver, approval, order or authorization or permit of, declaration or filing with or notification to, any United States, Israeli, or foreign court, administrative agency, commission, federal, state, or local governmental or regulatory authority (a “Governmental Entity”) with respect to any member of the Company Group, except for (a) notices or applications to the Nasdaq and TASE for the issuance and sale of the Purchased Securities, and (b) the filing with the SEC and the ISA of reports under the Exchange Act and the Israeli Securities Law (as applicable) in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.

3.7           SEC Reports; Financial Statements; Undisclosed Liabilities.

(a)      Since May 22, 2013, the Company has timely filed with or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by the Company under the Securities Act and the Exchange Act to the SEC, under the rules and regulations of the Nasdaq and to the TASE and the ISA under the Israeli Securities Law and the rules and regulations thereunder (all such forms, reports and documents, together with all documents filed or furnished on a voluntary basis and all exhibits and schedules thereto, the “Company Reports”).  As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseded filing), (a) each Company Report complied as to form in all material respects with the Legal Requirements applicable thereto, in each case as in effect on the date such Company Report was filed or furnished or amended or superseded, and (b) each Company Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC, Nasdaq, the TASE or ISA.  No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes Oxley Act with respect to any Company Report, except as disclosed in certifications filed with the Company Reports. To the knowledge of the Company, none of the Company Reports is the subject of ongoing SEC, TASE or ISA review or investigation.

(b)      The financial statements (including the notes thereto) of the Company included in or incorporated by reference into the Company Reports (including the notes thereto) (the “Financial Statements”) comply in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing or furnishing. Such Financial Statements have been prepared in accordance with IFRS accounting principles applied on a consistent basis during the periods involved, except as may be otherwise specified in such Financial Statements or the notes thereto and except that unaudited Financial Statements may not contain all disclosures required by IFRS.  Such Financial Statements fairly present in all material respects, in accordance with IFRS, the financial condition as of the dates indicated and the cash flows and the results of operations for the periods specified of the Company and its Subsidiaries on a consolidated basis.

(c)      No member of the Company Group has any Liabilities of any type other than those which (i) were incurred in the ordinary course of business, (ii) have been recorded, accrued or reserved against on the Company’s balance sheet as of December 31, 2015 included in the Form 20-F, or (iii) were incurred in connection with or as contemplated by this Agreement and the Related Agreements.

(d)      Since the date of the registration of the Company ADSs with the SEC, the Company has been a “foreign private issuer” as such term is defined under the Exchange Act.

3.8          Restrictions on Business Activities.  There is no Contract, judgment, permanent or temporary injunction, order or decree to which any member of the Company Group is a party or that is otherwise binding upon any member of the Company Group which has the effect of prohibiting, materially limiting, restricting or impairing any business practice of the Company Group or any of its Affiliates in any of its product lines, any acquisition of property (tangible or intangible) by any member of the Company Group, the conduct of business by the Company Group in any of its product lines, or otherwise limiting the freedom of the Company Group and its Affiliates to engage in any of its product lines or to compete with any Person in each case.  Without limiting the generality of the foregoing and other than as listed in Section 3.8 of the Disclosure Schedule, no member of the Company Group has entered into any agreement under which any member of the Company Group is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

3.9          Title to Properties and Assets.

(a)      Each member of the Company Group has good and valid title to all of its properties and interests in properties and assets, real and personal, or, with respect to leased properties and assets, valid leasehold interests in such leased real property which afford such member of the Company Group valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Liens, except such imperfections of title and non-monetary Liens as do not and will not detract, in any material respect, from or interfere with the use of the properties subject thereto or affected thereby, or otherwise impair business operations involving such properties.

(b)      The plant, property and equipment of each member of the Company Group that are used in the operations of their respective businesses are (i) adequate for the conduct of the business of the Company Group as currently conducted and as currently proposed to be conducted, (ii) in good operating condition and repair, regularly and properly maintained, subject to normal wear and tear, and (iii) not obsolete, or in need of renewal or replacement, except for obsolete, renewal or replacement in the ordinary course of business, consistent with past practice and as described in the Form 20-F.

(c)      All lease agreements with respect to real properties leased, subleased or licensed by the members of the Company Group are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any event of default by the applicable member of the Company Group, after giving effect to any grace period (or event which, with notice or lapse of time or both, would constitute such default).

(d)       Neither the Company nor any of its Subsidiaries owns any real estate property.

3.10         Intellectual Property.

(a)       Section 3.10(a) of the Disclosure Schedule sets forth (i) a complete and accurate list of all Registered Intellectual Property owned by, or filed, in whole or in part, in the name of, any member of the Company Group (collectively, the “Company Registered Intellectual Property”), (ii) a complete and accurate list of all Contracts currently in effect granting to any member of the Company Group any right to use any Intellectual Property material to the conduct of the business of the Company Group (other than software which is available as a non-development product, or licensed by any Person, in the general commercial marketplace) (collectively, the “Inbound License Agreements”), and (iii) a complete and accurate list of all Contracts currently in effect and under which the Company or any member of the Company Group has granted or are obligated to grant licenses to use any rights relating to any Company Intellectual Property (collectively, the “Outbound License Agreements” and together with the Inbound License Agreements, the “Company IP Agreements”).  No member of the Company Group has licensed, granted or otherwise allowed any third party to use any material rights relating to any Company Intellectual Property (or any portion thereof) other than pursuant to a written Outbound License Agreement.

(b)      Other than as set in Section 3.10(b) of the Disclosure Schedule, the Company Group (i) is the sole and exclusive owner of all right, title and interest in and to each Company Registered Intellectual Property and each material Company Intellectual Property required for the conduct of the business of the Company Group (together the “Material Company Intellectual Property”), free and clear of all Liens (including payment of royalties) and no member of the Company Group has received any written notice or claim questioning or challenging any member of the Company Group’s complete and exclusive ownership of, or the validity or enforceability of, any of the Material Company Intellectual Property. Each item of Material Company Intellectual Property is valid, subsisting and in full force and effect and has not been abandoned or passed into the public domain.  The Material Company Intellectual Property and the Inbound License Agreements constitute all of the Intellectual Property and Intellectual Property Rights used in, necessary for or which otherwise would be infringed by the conduct of the business of the Company Group.

(c)      To the Company’s knowledge, no member of the Company Group has infringed, diluted, misappropriated or otherwise violated and no member of the Company Group has received any written notice, claim or other communication of any actual, alleged, possible or potential infringement or misappropriation of, any Intellectual Property or Intellectual Property Rights owned or used by any other Person, and the manufacture, distribution, sale and use of the Company’s Products do not infringe, dilute, misappropriate or otherwise violate any Intellectual Property or Intellectual Property Rights owned or used by any other Person. To the knowledge of the Company, no other Person is infringing or misappropriating any Company Intellectual Property and no written claims of any of the foregoing have been brought against any Person by any member of the Company Group that have not been settled or otherwise are outstanding.

(d)      The Company Group has taken all steps customary in the Company’s line of business to protect its rights in confidential information and proprietary information, including, without limitation, any idea, formula, algorithm, design, pattern, unpublished patent application, compilation, program, specification, data, device, method, technique, process or other know-how as well as any other financial, marketing, customer, pricing and cost confidential and proprietary information related to its business, that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use (collectively, the “Trade Secrets”).  No material Trade Secret of the Company Group has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement that protects the Company Group’s proprietary interests in and to such Trade Secrets.  Without limiting the generality of the foregoing, all employees of the Company Group and all representatives, agents and independent contractors of the Company Group who have contributed to or participated in the creation, conception, reduction to practice, or development of the Company Intellectual Property (collectively, “Personnel”) have executed and delivered to the Company a proprietary information, confidentiality and assignment agreement, (i) restricting such Personnel’s right to disclose proprietary information of the Company, and (ii) according and assigning to the Company Group full, effective, exclusive and original ownership of all rights in any derived Intellectual Property and Intellectual Property Rights.

(e)      Other than as set forth in Section 3.11(f), there are no outstanding Liabilities of the Company under any grants, incentives (including tax incentives), funding, loan, support, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement, credit, offset or other benefit, relief or privilege programs from any Governmental Entity, including, without limitation, grants received from the OCS (collectively, the “Governmental Grants”), and all Governmental Grants received by the Company have been fully repaid for prior to the date hereof. In each application submitted by or on behalf of the Company in connection with any Governmental Grants, the Company has disclosed all information required by such application in a materially accurate and complete manner. The Company has duly fulfilled in all material respects all conditions, undertakings and other obligations relating to the Governmental Grants.  To the knowledge of the Company, no event has occurred, and no circumstance or condition resulting from an action of the Company exists, that would reasonably be expected to give rise to any obligation to pay additional payments to any Governmental Entity in connection with any Governmental Grant.

(f)      All Company Intellectual Property was created solely by either (i) employees of the Company acting within the scope of their employment who have validly and irrevocably assigned all of their rights therein, including Intellectual Property Rights, to the Company, or (ii) other Persons who have validly and irrevocably assigned all of their rights therein, including Intellectual Property rights, to the Company, has explicitly waived in writing all rights to compensation or royalties of any kind for service inventions under Article 134 of the Patents Law, 5727 – 1967, and no other Person owns or has any rights to any portion of such Intellectual Property (other than non-exclusive end user licenses granted to the customers of the Company).

3.11         Taxes.

(a)      The Company Group has duly and timely withheld and paid all Tax amounts required to be so withheld and paid pursuant to applicable laws and regulations.

(b)      The Company Group has not made any elections under applicable laws or regulations that are reasonably expected to have an adverse effect on the Company Group, its financial condition, its business or any of its properties.

(c)      The Company Group has timely filed all applicable returns, estimates, claims for refund, information statements and reports or other similar documents with respect to Taxes (“Tax Returns”) required to be filed with the applicable taxing authority in all applicable jurisdictions, and all such Tax Returns were, upon the filing thereof, true, complete and correct in all respects and have been prepared in compliance with all applicable laws.

(d)      The Company Group is not in default under any obligations to pay any Tax.

(e)      Other than (i) as set forth in Section 3.11(e) of the Disclosure Schedule, and (ii) with respect to rulings received from the Israeli Tax Authority with respect to the dates of grants of Company Options to members of the Company’s board of directors (collectively “Tax Rulings”), neither the Company nor any of its Subsidiaries has received any rulings from any Tax Governmental Authority. The Company Group has complied with all Tax Rulings.

(f)      The Company qualifies as an “Industrial Company” under the Law for the Encouragement of Capital Investment 1959 (the “Encouragement Law”). The Company is, and has always been, in compliance with all the conditions and requirements of the tax incentives granted to the Company under the Encouragement Law and the allocation of income entitled to such incentives versus income subject to ordinary tax rates has been performed accurately and in compliance with all applicable legal requirements.  The Company has not taken or failed to take any action that would be expected to invalidate any of such tax incentives, no claim or challenge has been made by any taxing authority with respect to the Company’s entitlement to such tax incentives and the consummation of the transactions contemplated by this Agreement will not adversely affect the qualification of the Company for such tax incentives or the terms or duration thereof nor require any recapture of any previously claimed tax incentive.

(g)      Each Option Plan that is intended to qualify as a capital gains route plan under Section 102 of the Israeli Income Tax Ordinance [New Version], 1961, as amended, and the rules and regulations promulgated thereunder (“Section 102”, “Ordinance” and “Section 102 Plan”, respectively) has received a favorable determination or any approval letter or is otherwise approved by the ITA as such. All Company Options granted and Company Shares issued under any Section 102 Plan have been granted or issued, as applicable, in compliance in all material respects with the applicable requirements of Section 102 (including the relevant sub-section of Section 102) and the written requirements and guidance of the ITA, including, without limitation, the adoption of the applicable board and shareholders resolutions, the timely filing of the necessary documents with the ITA, the submission of the application to the ITA to approve a Section 102 Plan, the appointment of an authorized trustee to hold the Company Options, and the Company Shares issued upon exercise of Company Options, the execution by each holder of Company Shares underlying Company Option granted under Section 102 Plan of an undertaking to comply with the provisions of Section 102, and the timely deposit of such securities or related documents with such trustee, pursuant to the terms of Section 102 and applicable guidance of the ITA.

3.12         Labor Matters.

(a)      Each of the Company and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements regarding employment, wages, hours, equal opportunity, collective bargaining and payment of social security and other Taxes.

(b)      Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice or discriminatory employment practice and no complaint of any such practice against the Company or its Subsidiary has been filed or, to the knowledge of the Company, threatened to be filed with or by any Governmental Entity. There is currently no pending investigation by any Governmental Entity of the Company or any of its Subsidiaries, and there is no grievance filed or, to the knowledge of the Company, threatened to be filed, against the Company or its Subsidiaries in each case with respect to any alleged unfair labor practice or discriminatory employment practice.

(c)      Each of the Company and its Subsidiaries are in compliance in all material respects with all laws and regulations regarding occupational safety and health standards, and has received no complaints from any Governmental Entity alleging violations of any such laws and regulations.

(d)      All Company’s agreements with its material consultants, sub-contractors, sales agents or freelancers engaged in Israel include provisions pursuant to which, such consultants, sub-contractors, sales agents or freelancer are not entitled to the rights of an employee vis-à-vis the Company or any of the Company’s Subsidiaries, including rights to severance pay, vacation, recuperation pay and other employee-related statutory benefits.

(e)      None of the Company, any of its Subsidiaries, any officer of the Company or any of its Subsidiaries or any of the Company Employee Plans which are subject to ERISA, any trusts created thereunder or any trustee or administrator thereof, has engaged in a non exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that would reasonably be expected to subject the Company, any of its Subsidiaries or any officer of the Company or any of its Subsidiaries to any material tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any liability under Section 502(i) or 502(1) of ERISA. Each Company Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms. There are no legal proceedings pending or, to the knowledge of the Company, threatened on behalf of or against any Company Employee Plan, the assets of any trust under any Company Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Company Employee Plan with respect to the administration or operation of such plans, other than claims for benefits in the ordinary course.

3.13         Accounting Controls; Sarbanes-Oxley Act.

(a)      The accounting controls of the Company Group have been, since the date on which the Company first became subject to the Sarbanes-Oxley Act, and currently are, sufficient to provide reasonable assurances that (a) all transactions are executed in accordance with management’s general or specific authorization, and (b) all transactions are recorded as necessary to permit the accurate preparation of its financial statements and to maintain proper accountability for such items.

(b)      The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act).  Such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company Group is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(c)      Since the date of the Company’s first public offering in the United States, each member of the Company Group has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with IFRS.  The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.  The Company has made available to the Investor a summary of any such disclosure made by management to the Company’s auditors and audit committee since the date of the Company’s first public offering in the United States. There are no outstanding loans or other extensions of credit made by any member of the Company Group to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.  The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

3.14         Warranty Obligations.

There has not been any deviation from any Warranty Obligation, and no salesperson, employee or agent of the Company is authorized to undertake any obligation to any customer or other Person in excess of such Warranty Obligations. The December 31, 2015 balance sheet included in the Form 20-F reflects adequate reserves for Warranty Obligations. There has not been any customer-wide, SKU-wide or field-wide “recall” or “campaign” or field service action with respect to repair or replacement with respect to any product of the Company Group.  Each of the Company Products (x) was, at the time of its installation, free from material defects in construction and design and (y) has been in conformity with all applicable contractual commitments and all express and implied warranties with respect to such Company Product.

3.15         Material Contracts.

(a)       Except for Contracts specifically identified in Section 3.15(a) of the Disclosure Schedule (referring to the appropriate sub-section of this Section), no member of the Company Group is a party to, nor is it bound by, any of the following (each, a “Material Contract”):

(i)      any Contract which the Company or any of its Subsidiaries is a party to or bound by that would be required to be filed by the Company as a “material contract” pursuant to item 10-C of the Form 20-F;

(ii)      any Contract pursuant to which any benefits thereunder will be increased, or the vesting thereunder of such benefits will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or any Related Agreement, or the value of which benefits thereunder will be calculated on the basis of any of the transactions contemplated by this Agreement or any Related Agreement;

(iii)     any Contract of indemnification or guaranty, other than (i) any Contract of indemnification entered into in connection with the sale or license or manufacturing of products or services in the ordinary course of business or (ii) any Contract of indemnification of any officer or director of any member of the Company Group;

(iv)     research and/or development Contracts under which any member of the Company Group has continuing obligations to jointly research and/or develop any Intellectual Property;

(v)     any Contract for a joint venture, partnership or similar arrangement;

(vi)     any Contract relating to the Material Company Intellectual Property;

(vii)   any Contract required to be referred to under Section 3.8 hereof;

(viii)  any Contract with any Person known to the Company to be a shareholder or Affiliate of any member of the Company Group, other than relating to the employment or other engagement of such Person by any member of the Company Group;

(ix)     Contracts with each of the customers, distributors and resellers of the Company to which the Company sold any Company Product or provided any services during the 2015 fiscal year (each, a “Material Customer”);

(x)      Contracts with each of the ten largest suppliers of the Company Group in 2015 in terms of the total value of goods and services purchased by the Company Group, or that are sole suppliers for material goods and services required for the conduct of the business in each of the Company Group’s product lines (each, a “Material Supplier”).

(b)      All Material Contracts are valid, binding and are enforceable against the Company or its Subsidiary, as applicable, and, to the knowledge of the Company, any other party thereto, and each is in full force and effect.  Neither the Company nor its Subsidiaries, as applicable, nor, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under (or is alleged to be in default or breach in any material respect under) the terms of, or has provided or received any notice of any intention to terminate, such Material Contracts. To the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

3.16         Interested Party Transactions.

As of the date of filing of the Form 20-F with the SEC, none of the officers or directors of the Company Group has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company Group; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 3.16.  None of the Company’s current officers or directors, nor any former officer or director or any shareholders of the Company holding Company Shares in excess of five percent (5%) of the Company’s issued and outstanding share capital or any member of their immediate families, is a party to or otherwise directly or indirectly interested in, any Contract to which the Company Group is a party or by which the Company Group or any of their respective assets or properties may be bound or affected, except for normal compensation for services as a current officer, director, employee or consultant thereof and except as listed in Section 3.16 of the Disclosure Schedule.

3.17         Governmental Authorization; Compliance with Legal Requirements.

(a)      Each consent, license, permit, grant or other authorization pursuant to which the Company Group currently operates or holds any interest in any of its properties, or which is required for the operation of the business of the Company Group as currently conducted or the holding of any such interest, has been issued or granted to the Company Group, as the case may be, and is in full force and effect.

(b)      Each member of the Company Group, and the conduct and operations of its business, is in, and has since January 1, 2010 been in, compliance in all material respects with all Legal Requirements.

(c)      Each member of the Company Group and their respective directors, officers and employees, and, to the knowledge of the Company, each of the agents, independent contractors and other representatives of the Company acting on its or any of its Subsidiaries’ behalf, has complied with the U.S. Foreign Corrupt Practices Act of 1977 and any other applicable foreign or domestic anticorruption or anti-bribery laws (the “Anti-Bribery Laws”).  No member of the Company Group nor any of their respective directors, officers or employees, nor, to the Company’s knowledge, any of its or any of its Subsidiaries’ respective agents, independent contractors or other representatives acting on its or any of its Subsidiaries’ behalf, has directly or indirectly, in each case, taken any action in violation of the Anti-Bribery Laws.

(d)      (i) There is no actual, nor to the Company’s knowledge any threatened, enforcement action by the U.S. Food and Drug Administration (the “FDA”) or any analogous Governmental Entity which has jurisdiction over the operations of the Company or any of the Company’s Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened claim by the FDA or any analogous Governmental Entity which has jurisdiction over the operations of the Company or any of the Company’s Subsidiaries against the Company or the Company’s Subsidiaries.

(e)      All material reports, documents, claims and notices required to be filed, maintained, or furnished by the Company or its Subsidiaries to the FDA or any analogous Governmental Entity having jurisdiction over the operations of the Company and its Subsidiaries have been so filed, maintained or furnished, as applicable.  All such reports, documents, claims and notices were complete and correct in all material respects on the date filed or furnished, as applicable (or were corrected in or supplemented by a subsequent filing).

(f)       Neither the Company nor any of its Subsidiaries has received any FDA Form 483, Warning Letter, untitled letter or other written correspondence or notice from the FDA or analogous Governmental Entity in any jurisdiction in which the Company or any of its Subsidiaries operates alleging or asserting material noncompliance with any applicable Law or Permits, and the Company has no knowledge that the FDA or any Governmental Entity is considering such action.

(g)      All studies, tests and preclinical and clinical trials conducted by the Company or the Company’s Subsidiaries have been and are being conducted in material compliance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable local, state and federal Legal Requirements, rules, regulations and guidance, including, but not limited to the applicable requirements of Good Laboratory Practices or Good Clinical Practices (as defined below), as applicable.  The Company and the Company’s Subsidiaries have not received any notices, correspondence or other communication from the FDA or other analogous Governmental Entity requiring the termination, suspension or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company or the Company’s Subsidiaries, and, to the knowledge of the Company, neither the FDA nor other analogous Governmental Entity is considering such action.  For the purposes of this Agreement, (i) “Good Clinical Practices” mean the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Part 50, 54, 56, 312, 314, 320, 812, and 814 and (ii) “Good Laboratory Practices” mean the FDA’s standards for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58.

(h)      Neither the Company nor any of its Subsidiaries has, either voluntarily or involuntarily, initiated, conducted, or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice or other notice or action relating to an alleged lack of safety or efficacy of any product sold by the Company or its Subsidiaries. As of the date of this Agreement, to the Company’s knowledge, there are no facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any product sold or intended to be sold by the Company or the Company’s Subsidiaries; (ii) a material change in the marketing classification or a material change in the labeling of any such products; or (iii) a termination or suspension of marketing of any such products.

(i)       There is no civil, criminal, administrative or other action, suit, demand, claim, hearing, investigation, proceeding, notice or demand pending, received or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which would reasonably be expected to result in its exclusion from participation in Medicare, Medicaid or any other state or federal health care program or other Governmental Entity payment programs in which the Company or any of its Subsidiaries participates.

3.18        Litigation.  There is no action, suit, claim, injunctions, decrees, orders, judgments, interference, reexamination, cancellation, opposition or legal proceeding of any nature (collectively, “Litigation”) pending, or, to the knowledge of the Company, threatened, against any member of the Company Group, its properties (tangible or intangible, and including but not limited to any Material Company Intellectual Property (including any Company Registered Intellectual Property)) or any of its current or former employees, members of management, officers and directors, in their capacities as such, except in the case of current or former employees of the Company Group, Litigation brought against a member of the Company’s Group, in its ordinary course of business, which names a current of former employee as a defendant.  There is no investigation or other proceeding pending or, to the Company’s knowledge, threatened, against any member of the Company Group, any of its properties (tangible or intangible) or any of its current or former employees, members of management, officers and directors, in their capacity as such, by or before any Governmental Entity.  No Governmental Entity has in the last three-years initiated proceedings against the Company or any Subsidiary thereof questioning the legal right of any member of the Company Group to conduct its operations as currently or previously conducted during such three-year period. The Company has made available to the Investor correct copies of all material documents under its possession or as per Investor’s request relating to the actions, suits, claims, litigations, investigations or other proceedings listed in Section 3.18 of the Disclosure Schedule and has made available to the Investor all material information relating thereto.

3.19         Material Customers; Material Suppliers.

(a)      Since December 31, 2015, there has not been (i) any material adverse change in the relationship of any member of the Company Group with any Material Customer, or (ii) except for changes in volumes or prices in the ordinary course of business consistent with past practice, any change in any material term (including credit terms) of the related agreements with any such Material Customer.  During the past two years, no member of the Company Group has received any written customer complaint concerning the business, other than written complaints made in the ordinary course of business that, individually or in the aggregate, have not been material.

(b)      Since December 31, 2015, there has not been (i) any material adverse change in the relationship of any member of the Company Group with any Material Supplier, or (ii) except for changes in volumes or prices in the ordinary course of business consistent with past practice, any change in any material term (including credit terms) of the supply agreements or related arrangements with any such Material Supplier.

(c)      No other Person having a material business relationship with any member of the Company Group has informed any member of the Company Group in writing that such Person, and the Company does not otherwise have reason to believe that any such Person, intends to change such relationship, whether or not as a result of the entering into of this Agreement or the Related Agreements or the consummation of any transaction contemplated hereby or thereby.

3.20         Brokers’ and Finders’ Fees.  Other than as described in Section 3.20 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origin, negotiation or execution of this Agreement or in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any member of the Company Group.

3.21        Material Adverse Change.  Since December 31, 2015, all members of the Company Group have conducted their business in all material respects in the ordinary course of business, and there has been no event, occurrence or development that has had or would reasonably be expected to have a Material Adverse Effect.

3.22        Representations Complete. None of the representations or warranties made by the Company herein or in any exhibit or schedule hereto, including the Disclosure Schedule, or in any certificate furnished by the Company pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not false or misleading

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor hereby represents and warrants to the Company as of the date hereof as follows:

4.1          Organization and Power.  The Investor is duly organized and validly existing under the laws of its jurisdiction of incorporation and, to the extent that such jurisdiction recognizes the concept of good standing, is in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to own its properties and to carry on its business as currently conducted.

4.2          Authority.  The Investor has all requisite corporate power and authority to enter into this Agreement and each Related Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each Related Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Investor.  This Agreement and each Related Agreement to which the Investor is a party have been duly executed and delivered by it and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute its valid and binding obligations, enforceable against it in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

4.3          Consents.  The execution and delivery by the Investor of this Agreement and each Related Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby, will not require any consent, waiver, approval, order or authorization or permit of, or registration, declaration or filing with, or notification to any Governmental Entity.

4.4           No Conflicts.  The execution and delivery of this Agreement and each Related Agreement to which the Investor is a party do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the Investor’s incorporation or formation documents; (ii) any law, rule, regulation, order, judgment or decree applicable to it or by which any of its properties are bound or affected; (iii) any Contract to which it is a party to; or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to it or any of its properties or assets.

4.5           Accredited Investor.  The Investor is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act.

4.6           Exemption from Registration. The Investor understands that the Purchased ADSs are being offered and sold to it in reliance upon a specific exemption from the registration requirements of the Securities Act, the rules and regulations thereunder and state securities laws and that the Company is relying upon the truth and accuracy of the representations and warranties of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Purchased ADSs.

4.7         No Current Holdings. As of the date hereof, the Investor does not hold or own, directly or indirectly any Company Shares or Company ADSs, and does not have any outstanding right to purchase or receive Company Shares or Company ADSs.

4.8           Acquisition for Own Account. The ADSs purchased by Investor are acquired by it for investment for Investor’s own account and not with a view to the distribution thereof within the meaning of the Securities Act. The Investor has no present intention of distributing any of the Company’s ADSs in violation of the Securities Act or any applicable securities law and has no direct or indirect arrangement or understandings with any other Persons to distribute such Company ADSs.

4.9           No Arrangements. There are no agreements or other arrangements, oral or written, among the Investor and any other shareholder or Company or holder of Company ADS with respect to the voting of Company Shares or Company ADSs.

4.10         Disclosure of Information. No offering memorandum or similar disclosure document has been delivered to the Investor in connection with the sale of the Purchased ADSs.  Except for the representations and warranties being set forth in this Agreement and the Related Agreements, the Company does not make any representations or warranty with respect to the Company or its assets, Liabilities or operations.

4.11         Transfer or Resale.  The Investor understands that the certificates representing the Purchased ADSs will bear a restrictive legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND HAVE NOT BEEN REGISTERED WITH THE SECURITIES AUTHORITIES OF ANY STATE OR OTHER JURISDICTION, AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE OR OTHER JURISDICTION SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY (WHICH OPINION SHALL NOT BE REQUIRED FOR A SALE PURSUANT TO RULE 144(b)(1) UNDER THE SECURITIES ACT, PROVIDED THAT THE COMPANY HAS RECEIVED CUSTOMARY REPRESENTATIONS CERTIFYING AS TO THE AVAILABILITY OF SUCH RULE 144(b)(1). THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.”

ARTICLE V

COVENANTS

5.1           Removal of Legends.  Promptly following the earlier of (i) effectiveness of a registration statement under the Securities Act with respect to the sale of any of the Purchased ADSs or (ii) Rule 144 under the Securities Act becoming available with respect to such Purchased ADSs, the Company shall, following the written request of the Investor to transfer its ADSs pursuant to such registration statement or Rule 144(b)(2)(A), deliver to the transfer agent for the Company ADSs (the “Transfer Agent”) instructions that the Transfer Agent shall remove the restrictions on transfer on such Purchase ADSs upon receipt by such Transfer Agent of (a) the legended certificates for such Purchased ADSs and (b) either (1) a customary written representation by the Investor that Rule 144 under the Securities Act applies to the Purchased ADSs represented thereby or (2) a written statement by the Company that the Investor may sell the Purchased ADSs represented thereby in accordance with the “plan of distribution” section contained in a registration statement that was declared effective under the Securities Act in the case of subparagraph (i) (the date on which the Transfer Agent receives all of the items listed in clauses (a), and (b) above, the “Legend Removal Date”), and (B) if required by the Transfer Agent, cause its counsel to deliver to the Transfer Agent one or more opinions to the effect that the removal of such legends in such circumstances may be effected under the Securities Act. From and after the Legend Removal Date, upon the Investor’s written request, the Company shall promptly cause certificates evidencing the Purchased ADSs referred to in such written request to be replaced with certificates which do not bear such restrictive legends. If at any time following the Legend Removal Date, any of the Purchased ADSs then held by the Investor become subject to any restriction pursuant to the Securities Act with respect to the offering, selling, pledging or otherwise transferring such Purchased ADSs, the Company shall promptly notify the Investor and the Investor shall thereafter submit the certificates representing such Purchased ADSs to the Transfer Agent for the purpose of placing thereon legends describing the applicable restrictions relating to such Purchased ADSs.

5.2          Public Disclosure. Except for the joint announcement (the “Announcement”) of the execution and delivery of this Agreement, the timing and content of which have been mutually agreed by the Company and the Investor, neither the Company nor the Investor shall, nor shall any of them permit any of its respective Representatives, to issue any statement or communication to, or make any filing with or submission to, any third party (other than their respective Representatives that are bound by confidentiality restrictions) regarding the terms and conditions of this Agreement, its existence and content, or the transactions contemplated hereby, except in each case (i) for statements or communications that contain information that is contained in the Announcement or that contain information that has otherwise been publicly disclosed other than as a result of a violation of the terms of this Agreement, or (ii) as required by applicable Legal Requirements or stock exchange regulations (in which case, to the extent practicable and permitted by applicable Legal Requirements, the disclosing party shall provide the other party with an opportunity to review such statement or communication prior to its dissemination and shall consider in good faith the other party’s comments with respect to such disclosure).

5.3          Confidential Information. The parties recognize and acknowledge that they have obtained Confidential Information about each other. Each party shall maintain the confidentiality of, and refrain from using or disclosing to any person, all Confidential Information relating to the other party, except to the extent disclosure of any such Confidential Information is (i) required by any applicable Legal Requirement or Governmental Entity (in which case the Disclosing Party shall, after consultation with counsel, limit such required disclosure of Confidential Information to the minimum disclosure required by any applicable Legal Requirement or Governmental Entity) or (ii) reasonably necessary to be disclosed, solely on a confidential and “need to know” basis, to the equity holders, directors, managers, officers, employees and external legal, financial and accounting advisors of the Disclosing Party in connection with the transactions contemplated by this Agreement.  In the event that any Disclosing Party reasonably believes, after consultation with counsel, that such Disclosing Party is required by any applicable Legal Requirement or Governmental Entity to disclose any Confidential Information, such Disclosing Party will (i) if permitted by the applicable Legal Requirement or Governmental Entity, promptly notify the other party in writing before making any such disclosure of Confidential Information and (ii) if permitted by applicable Legal Requirement or Governmental Entity, use its reasonable efforts to cooperate with the other party as such other party may reasonably request to review and comment on such required disclosure of Confidential Information prior to such Disclosing Party’s disclosure thereof.

5.4          Additional Documents and Further Assurances.  Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

5.5           Use of Proceeds. The proceeds paid by the Investor to the Company for the Purchased Shares shall be used for general corporate purposes as determined by the Company, including for new product development by the Company Group (but shall not be used to pay any dividend or other distribution to the Company’s shareholders).

5.6           Standstill. Through the earlier of (I) the Option Period Expiry Date, and (II) December 31, 2017, the Investor shall not purchase, directly or indirectly, any Company Shares or ADSs other than the Purchased ADSs, and will not enter into any voting arrangements, oral or written, with any other shareholder of the Company or Company ADSs holder for the purchase of any Company Shares or Company ADSs, provided however, that the restriction set forth in this Section 5.6 shall terminate and be of no further force and effect if (i) any other Person or “group” acquires or publicly proposes to acquire company securities, including the Company Shares and Company ADSs, constituting, when converted or exchanged into Company Shares, more than 19.9% of the outstanding Company Shares or all or substantially all of the consolidated assets of the Company; (ii) any other Person or “group” publicly announces a tender offer for 19.9% or more of the outstanding Company Shares and files a Schedule TO under the Exchange Act, and such Schedule TO has not been withdrawn within 30 days after filing; (iii) the Company agrees to issue its equity securities to any of the of Persons listed in Schedule 5.6 hereto; or (iv) if Investor and its Affiliates (individually, jointly, and/or in concert with any other person or entity) is no longer the beneficial owner of 2% or more of the outstanding Company Shares.  For the avoidance of doubt, nothing in this Section shall restrict the Investor from making a proposal regarding a possible transaction directly to the Company.

5.7           Information Rights.

Upon the consummation of the Deferred Closing, and for so long thereafter as the Investor holds at least 5% of the issued and outstanding Company Shares on a fully diluted and as converted basis, the following information rights shall apply:

(a)       In the event that the Company Shares or Company ADSs cease to be traded on Nasdaq or TASE, the Company shall deliver to the Investor the following information and documents:

(i)       as soon as practicable, but in any event within sixty (60) days of the end of each fiscal quarter, an unaudited statement of income and statement of operations for such fiscal quarter, and an unaudited balance sheet and statement of changes in shareholders’ equity as of the end of such fiscal quarter, all prepared in accordance with IFRS or other GAAP, as applicable (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes and disclosures thereto that may be required in accordance with IFRS or other GAAP, as applicable);

(ii)      as soon as practicable but in any event within ninety (90) days of the end of each fiscal year, an audited statement of income and statement of operations for such fiscal year, and an audited balance sheet and statement of changes in shareholders’ equity as of the end fiscal year, all prepared in accordance with the IFRS or other GAAP, as applicable;

(iii)     the material terms of any Material Contract executed by the Company, promptly after the execution by the Company of such Material Contract; and

(iv)    a description of any litigation initiated by or against the Company or any Subsidiary, along with all material terms thereof (including the name(s) of the other parties thereto, the claims of the applicable plaintiff, the remedies sought thereunder and – where the Company or any Subsidiary is the respondent – the arguments thereof).

(b)       For as long as the Company’s securities are listed on Nasdaq and/or Tel-Aviv Stock Exchange, the Company shall within (i) ninety (90) days of the end of each of the first three fiscal quarters and (ii) within the period required pursuant to the Securities Act following each fiscal year (with respect to the annual report), disclose publicly its profit and loss statement and balance sheet for and as of the end of the period ending on the last day of such quarter.

5.8           Registration Rights

(a)       Demand Registration.

(i)        If, at any time following the earlier of (I) the Option Period Expiry Date, (II) Option Closing Date, (III) the termination of the Exclusive Lead Sharing and Distribution Agreement, or (IV) December 31, 2017, the Company shall receive a written request from the Investor that the Company effect an offering under the Securities Act of all or a portion of the Investor’s Company ADS’s, which written request shall specify (a) the number of Company ADSs that the Investor intends to dispose of pursuant to such offering (the “Registrable Securities”), (b) the intended method or methods of sale or disposition of the Registrable Securities and (c) the expected price range (net of underwriting discounts and commissions) acceptable to the Investor to be received for such Registrable Securities (“Demand Request”), then the Company shall:

(1)      cause to be filed with the SEC, as soon as practicable, but in any event within 45 days of the date of delivery to the Company of the Demand Request, a registration statement on Form F-1 or, if eligible, a shelf registration statement pursuant to Rule 415 under the Exchange Act on Form F-3 (each, a “Registration Statement”), covering such Registrable Securities that the Company has been so requested to register by the Investor; and

(2)       use its reasonable best efforts to have such Registration Statement declared effective by the SEC as soon as practicable thereafter, but in no event later than 120 days following the date of initial filing thereof with the SEC.

(ii)       A registration requested pursuant to this Section 5.8 shall not be deemed to have been effected (a) unless a Registration Statement with respect thereto has become effective and remained effective until such time as all of the Registrable Securities registered thereunder shall have been disposed of in accordance with the intended methods of disposition by the Investor; provided, however, that such period shall not exceed 120 days, (b) if, after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other Governmental Entity for any reason and has not become effective within 30 days thereafter.

(iii)       Investor’s right under this Section 5.8(a) may be exercised not more than twice.

(iv)     The Company will not be required to effect any registration in response to a Demand Request if the Company gives the Investor written notice within seven (7) days from the receipt of the Demand Request, that the Company is engaged in preparation of a registration statement for a firmly underwritten registered public offering (for which the registration statement must be filed within thirty (30) days of such Company’s notice to the Investor); provided that the Company is employing in good faith its reasonable best efforts to cause such firmly underwritten registered public offering to become effective, provided further that if such firmly underwritten registered public offering is not effected within sixty (60) days of such Company’s notice to the Investor, then the Company shall effect the registration in response to the Demand Request as soon as practicable, but in any event within 30 days of expiration of the foregoing 60 days.

(v)      The information provided by the Investor pursuant to the sub items (b) and (c) of Section 5.8(a)(i) shall not bind the Investor in any way and shall not obligate the Investor to dispose of the Registrable Securities.

(b)      Expenses of Registration. All expenses incurred by the Company in complying with Section 5.8, including without limitation all registration, qualification and filing fees, printing and accounting expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses and all reasonable fees and disbursements of one counsel to the Investor, but excluding underwriting discounts, commissions and stock transfer taxes relating to Registrable Securities, shall be borne by the Company. All underwriting discounts, selling commissions and stock transfer taxes relating to Registrable Securities offered by the Investor shall be borne by the Investor.

(C)       Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 5.8, the Company will keep the Investor advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will:

(i)         Prepare and file with the SEC a registration statement, and all requisite supplements and amendments thereto, with respect to such securities and use commercially reasonable efforts to cause such registration statement, as amended, to become and remain effective for at least 12 months or until the distribution described in the registration statement has been completed;

(ii)      Furnish to the Investor such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, and all supplements and amendments thereto, preliminary prospectus, final prospectus and such other documents as the holder and underwriters may reasonably request to facilitate the public offering of such securities and such other information necessary to allow the Investor to remain reasonably informed about the registration process;

(iii)     In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter of such offering;

(iv)      Notify the Investor, at any time when a prospectus relating to the Registrable Securities is required to be delivered under the Securities Act, of its knowledge of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(v)      Cause all such Registrable Securities registered under this Section 5.8 to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(vi)     Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

(vii)    Furnish, at the request of the Investor, on the date that the Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 5.8, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Investor, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and the Investor.

5.9           Interim Conduct of Business.

(a)       Except as expressly contemplated or required by this Agreement, required by applicable Legal Requirements, or as approved by the Investor in writing, at all times during the period commencing on the date hereof through the earlier of the Initial Closing and the termination of this Agreement pursuant to ARTICLE VI, each member of the Company Group shall (A) carry on its business in the usual, regular and ordinary course of business consistent with past practice in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Legal Requirements, (B) use its commercially reasonable efforts, consistent with past practices, to preserve substantially intact its business organization, keep available the services of the current officers, employees and consultants, if any, of the Company and its Subsidiaries, and preserve the current relationships of the Company and each of its Subsidiaries with customers, suppliers, distributors, licensors, licensees and other Persons with whom the Company or any of its Subsidiaries has significant business relations and (C) not take any action that would adversely affect or is reasonably likely to delay the ability of either the Investor or the Company to consummate the transactions contemplated hereby or under any Related Agreement.

(b)       Except as expressly contemplated or required by this Agreement, required by applicable Legal Requirements, or as approved by the Investor in writing, at all times during the period commencing on the date hereof through the earlier of the Initial Closing and the termination of this Agreement pursuant to ARTICLE VI, neither the Company nor any other member of the Company Group shall (A) declare, set aside or pay any dividend or other distribution (whether in cash, equity securities or other property) in respect of the Company Shares, (B) split, combine or reclassify any equity securities or issue or authorize the issuance of any other equity securities, (C) purchase, redeem or otherwise acquire any of its Company Shares or Company ADSs or any options, warrants or other rights to acquire any of the foregoing, (D) act or omit to act in a manner that would impair or otherwise adversely affect Company’s business, properties, assets or Liabilities, (E) take any action, commit to take any action, or execute any Contract which would result in the representations and warranties set forth in ARTICLE III to become untrue, (F) agree, whether in writing or otherwise, to do any of the foregoing.

ARTICLE VI

TERMINATION

6.1           Termination.  At any time prior to the Initial Closing, this Agreement may be terminated:

(a)       by mutual written agreement of the Company and the Investor;

(b)      by either the Investor or the Company, if the Initial Closing shall not have occurred on or before the date which is ten (10) Business Days following the date hereof (the “Termination Date”); provided that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party hereto whose breach of this Agreement has resulted in the failure of the Initial Closing to occur on or before the Termination Date;

(c)      by either the Investor or the Company, if any permanent injunction or other order of a Governmental Entity of competent authority preventing the consummation of the transactions contemplated hereby shall have become final and non-appealable;

(d)      by the Investor, if (i) the Company shall have breached any representation, warranty, covenant or agreement contained herein or in any Related Agreement, or (ii) there shall have been a Material Adverse Effect.

(e)      by the Company, if Investor shall have breached any representation, warranty, covenant or agreement contained herein or in any Related Agreement.

6.2           Effect of Termination.  In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Investor or the Company, their respective officers, directors, shareholders or Affiliates; provided that (i) the provisions of Section 5.3 (Confidential Information), this Section 6.2 (Effect of Termination) and ARTICLE VII (General Provisions) shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall be deemed to release any such party from any liability for fraud, intentional misrepresentation or willful misconduct, which shall survive any such termination, or impair the right of a party to obtain any injunction to prevent breaches of this Agreement.

ARTICLE VII

GENERAL PROVISIONS

7.1           Entire Agreement.  This Agreement, the exhibits and schedules hereto, the Related Agreements, the Disclosure Schedule, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, including any term sheet, among the parties with respect to the subject matter hereof.

7.2           Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any party hereto without the prior written consent of the other party hereto, and any such assignment or delegation without such prior written consent shall be null and void, except for any assignment by the Investor to any Affiliate thereof upon its agreeing in writing to become subject to the provisions contained in this Agreement, provided that notwithstanding such assignment, the Investor shall remain liable for the performance of all of its agreements, undertakings and obligations hereunder and under the Related Agreements, notwithstanding any assignment hereunder.

7.3           Amendment.  Except as otherwise stated, this Agreement may not be amended other than by a written instrument signed by the Investor and the Company (or their approved assignees).

7.4          Governing Law; Jurisdiction.  This Agreement shall be governed by and construed solely in accordance with the laws of the State of Israel, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any competent courts located in Tel-Aviv, Israel, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Israel for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

7.5          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested), sent via facsimile (with electronic confirmation of complete transmission) or sent via email (so long as a receipt of such email is requested and received) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)        if to the Investor, to:

_____________
COVIDIEN GROUP S.A.R.L. c/o Medtronic, Inc.
710 Medtronic Parkway NE
Minneapolis, MN 55432-5604, USA

with separate copies thereof addressed to:

Attention: General Counsel
                Mail Stop LC400
                Facsimile No.:  +1 (763) 505-2980
and

Attention: Vice President of Corporate Development
                Mail Stop LC270
                Facsimile No.: +1 (763) 505-2542
_____________

with a mandatory copy (which shall not constitute notice)  to:

Meitar Liquornik Geva Leshem Tal, Law Offices
16 Abba Hillel Road, Ramat Gan 5250608, Israel
Attention:       Mike Rimon, Advocate
Telephone No.:       (972)-(3)-610-3100
Facsimile No.:          (972)-(3)-610-3111
Email:                        mrimon@meitar.com

(b)        if to the Company, to:

Mazor Robotics Ltd.
7 HaEshel
Caesarea Park South
Israel 3088900
Attention:                Chief Financial Officer
Telephone No.:       (972)-(4)-6187100
Facsimile No.:          (972)-(4)-6187111

with a mandatory copy (which shall not constitute notice) to:

Salinger, Confino, Ben-Zvi, Luchtenstein, Law Offices
132 Menachem Begin Road, Tel Aviv 6702501, Israel
Attention:       Barak Luchtenstein, Advocate
Telephone No.:       (972)-(3)-7188700
Facsimile No.:          (972)-(3)-7188701
Email:                         barak@cblslaw.co.il

Any notice sent in accordance with this Section shall be effective: (i) if mailed, seven (7) Business Days after mailing, (ii) if delivered personally or sent by messenger, upon delivery, and (iii) if sent via facsimile or email, one (1) Business Day following transmission and electronic confirmation of receipt, provided that if any communication would otherwise become effective on a non-Business Day or after 5 p.m. on a business day (in the country of the addressee), it shall instead become effective at 9 a.m. on the next business day (in the country of the addressee).

7.6           Interpretation.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “, but not limited to”.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a paper or electronic copy of the information or material referred to was provided to the Investor or its Representatives.

7.7           Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

7.8           Remedies.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed by any party in accordance with their specific terms or were otherwise breached by such party. The parties accordingly agree that, in addition to any other remedy to which the parties are entitled at law or in equity, each party is entitled to injunctive relief to prevent breaches of this Agreement by the other party and otherwise to enforce specifically the provisions of this Agreement against the other party. Each party expressly waives any requirement that the other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

7.9           Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that provisions of or ambiguities in an agreement or other document will be construed against the party drafting such provision, agreement or document.

7.10        Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart and that signatures may be provided by facsimile transmission or other means of electronic transmission.

- Signature page follows -

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers, as of the date first written above.

MAZOR ROBOTICS LTD. By: /s/ Gil Bianco Name: Gil Bianco Title: Director By: /s/ Ori Hadomi Name: Ori Hadomi Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers, as of the date first written above.

COVIDIEN GROUP S.A.R.L. By: /s/ Michelangelo Stefani Name: Michelangelo Stefani Title: General Manager